Fidelity & Guaranty Life Reports Second Quarter Fiscal 2015 Results

•	Reported net loss of $12 million for the second fiscal quarter included after-tax credit impairment losses of $33 million

•	Reported adjusted operating income of $23 million or $0.40 per diluted common share

•	Strong fixed indexed annuity sales of $600 million, up 89% over prior year period

•	Average assets under management increased 8% over prior year; net investment spread at 2.91% for fixed indexed annuities

DES MOINES, Iowa: May 6, 2015 -- Fidelity & Guaranty Life (NYSE: FGL), a leading provider of annuities and life insurance, today reported a net loss of $12 million or $0.21 per diluted common share for the second quarter of fiscal 2015 ended on March 31, 2015(1) including after-tax credit impairment losses of $33 million. Approximately $32 million of the after-tax credit impairment losses relate to a decline in fair value of holdings related to RadioShack Corporation (“RadioShack”). The Company reported adjusted operating income of $23 million, or $0.40 per diluted share, compared to adjusted operating income of $48 million or $0.82 per diluted share, in the prior year period, which included a $35 million favorable tax benefit.
“We continue to generate strong growth in both sales and assets under management while achieving our targeted profitability on new business, and the underlying earnings power of our business continues to improve,” said Chris Littlefield, President and Chief Executive Officer of FGL.  “Clearly, the impairment on our legacy investment in RadioShack was not a good outcome, but our underlying results through the first half provide a solid foundation to achieve our objectives for the year.”
Second Quarter Fiscal 2015 Highlights:

•	Sales of fixed indexed annuities ("FIA's") were $600 million in the current period, an 89% increase over prior year with strong sales in all recently launched products.

•	Indexed universal life sales increased 40% over the prior year.

•	After-tax adjusted operating income was $23 million, compared to adjusted operating income of $48 million in the prior year period, which included a $35 million favorable tax benefit.

•	During the quarter, we repurchased an additional 412,279 shares of common stock at an average price of $22.13. Approximately 50,000 shares remain authorized under the current share repurchase program.

•
GAAP book value per share at March 31, 2015 was $29.11, up 14% year over year. GAAP book value per share excluding accumulated other comprehensive income (“AOCI”) was $22.17, an increase of 6% year over year.

Summary Financial Results (Unaudited)

	Three months ended March 31,		Six months ended March 31,
(In millions, except per share data)	2015	2014	2015	2014
Annuity sales (2)	$610	$728	$1,513	$1,268
Average assets under management (2)	$17,616	$16,314	$17,434	$16,042
FIA Net investment spread (2)	2.91%	2.82%	2.90%	2.73%
Net (loss) income	$(12)	$25	$2	$68
Net (loss) income per diluted share	$(0.21)	$0.42	$0.03	$1.26
Adjusted operating income (“AOI”) (2)	$23	$48	$50	$73
AOI per diluted share (2)	$0.40	$0.82	$0.86	$1.35
Weighted average basic shares	58.0	58.3	58.2	53.7
Weighted average diluted shares	58.0	58.4	58.3	53.8
Total common shares outstanding	58.7	58.4	58.7	58.4
Book value per share (3)	$29.11	$25.60	$29.11	$25.60
Book value per share, excluding AOCI (2) (3)	$22.17	$20.88	$22.17	$20.88
See footnotes below.

Annuity Sales Trends In Line With Expectations
Sales of our core fixed indexed annuity product were $600 million in the current period, an increase of 89% over the prior year. The strong sales growth compared to the prior year period is the result of productive partnerships with our independent marketing organizations ("IMO's"), competitive product offerings and continued success of our new products. New products introduced in 2014 to expand our product suite contributed $341 million, or 57% of FIA sales in the current period. FIA sales were down slightly from the $648 million record sales level in the sequential quarter as expected. Total annuity sales were $610 million for the second quarter, a decrease of 16% compared to $728 million in the second quarter of 2014, which included over $400 million of opportunistic multi-year guaranteed annuity ("MYGA") sales. The company did not offer a similar program in the current quarter.
Indexed universal life sales in the quarter were $7 million, an increase of 40% compared to $5 million last year. The current period results reflect the Company's ongoing efforts to increase indexed universal life sales through its network of IMO's.

Underlying Investment Portfolio Continues To Perform Amid a Challenging Rate Environment
Asset purchases during the quarter were $859 million at an average yield of 4.73%. The average earned yield on the total portfolio in the quarter was 4.72% compared to 4.52% for the same period last year. Net investment income was $208 million for the second quarter 2015, an increase of 13% compared to $184 million for the same period last year. Growth in net investment income is due to the combination of higher overall portfolio yields from repositioning activities completed last year, and growth in average assets under management of $1.3 billion, or 8%, from strong new business sales and stable retention trends.
In the current period, the Company recognized after-tax credit impairment losses of $32 million to reflect the decline in fair value of holdings related to RadioShack, which filed for bankruptcy on February 5, 2015. There were no other material impairments in the quarter and credit quality remains strong across the portfolio. As of March 31, 2015, the average NAIC rating for the portfolio remains approximately 1.5.

Earnings Performance
FGL reported a net loss of $12 million for the second fiscal quarter 2015, compared to net income of $25 million for the second fiscal quarter 2014. The current quarter net loss included credit impairment losses related to RadioShack of $32 million, or $0.55 per diluted common share, after deferred acquisition costs, taxes and net of reinsurance.
Adjusted operating income in the current period was $23 million, compared to adjusted operating income of $48 million in the same period last year. The current period results included $2 million of incentive compensation expense primarily related to executive departures and $1 million of project expenses. Net investment spread for the inforce FIA book in the current period was 2.91%, up nine basis points over the prior year and up four basis points over the sequential quarter.
Results in the prior period reflected $35 million benefit from a tax planning strategy, which reduced a tax valuation allowance previously offsetting the Company's capital loss carry forward position. This favorable tax benefit in the prior period was offset by $4 million expense related to legacy compensation plans, and miscellaneous reserve and expense items totaling $5 million. The table below reconciles after-tax reported net income to adjusted operating income.

(In millions, all amounts are after tax)	Three months ended March 31,
Reconciliation from Net Income to AOI(2):	2015	2014	Increase (decrease)
Net (loss) Income	$(12)	$25	$(37)
Effect of investment (gains) losses, net of offsets	21	(4)	25
Effect of change in FIA embedded derivative discount rate, net of offsets	15	11	4
Effect of change in fair value of reinsurance related embedded derivative, net of offsets	(1)	15	(16)
Effects of class action litigation reserves, net of offsets	—	1	(1)
Residual net income of distributed subsidiaries	—	—	—
AOI	$23	$48	$(25)
See footnotes below.

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	March 31, 2015	September 30, 2014
	(Unaudited)
ASSETS
Investments:
Fixed maturity securities, available-for-sale, at fair value (amortized cost: March 31, 2015 - $17,161; September 30, 2014 - $16,692)	$18,055	$17,435
Equity securities, available-for-sale, at fair value (amortized cost: March 31, 2015 - $574; September 30, 2014 - $679)	606	698
Derivative investments	268	296
Commercial mortgage loans	304	136
Other invested assets	232	237
Total investments	19,465	18,802
Related party loans	75	113
Cash and cash equivalents	849	576
Accrued investment income	180	182
Reinsurance recoverable	3,691	3,665
Intangibles, net	610	515
Deferred tax assets	104	137
Other assets	221	163
Total assets	$25,195	$24,153

LIABILITIES AND SHAREHOLDERS' EQUITY

Contractholder funds	$17,521	$16,464
Future policy benefits	3,481	3,504
Funds withheld for reinsurance liabilities	1,329	1,331
Liability for policy and contract claims	60	58
Debt	300	300
Other liabilities	794	837
Total liabilities	23,485	22,494

Commitments and contingencies

Shareholders' equity:
Preferred stock ($.01 par value, 50,000,000 shares authorized, no shares issued at March 31, 2015)	$—	$—
Common stock ($.01 par value, 500,000,000 shares authorized, 58,739,810 issued and outstanding at March 31, 2015; 58,442,721 shares issued and outstanding at September 30, 2014)	1	1
Additional paid-in capital	710	702
Retained earnings	601	607
Accumulated other comprehensive income	408	349
Treasury Stock, at cost (463,394 shares at March 31, 2015; no shares at September 30, 2014)	(10)	—
Total shareholders' equity	1,710	1,659
Total liabilities and shareholders' equity	$25,195	$24,153

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended		Six months ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
	(Unaudited)		(Unaudited)
Revenues:
Premiums	$15	$15	$26	$28
Net investment income	208	184	416	368
Net investment (losses) gains	(58)	(2)	1	122
Insurance and investment product fees and other	22	18	42	33
Total revenues	187	215	485	551
Benefits and expenses:
Benefits and other changes in policy reserves	172	179	396	396
Acquisition and operating expenses, net of deferrals	28	32	57	58
Amortization of intangibles	(7)	11	9	34
Total benefits and expenses	193	222	462	488
Operating (loss) income	(6)	(7)	23	63
Interest expense	(6)	(6)	(12)	(11)
(Loss) income before income taxes	(12)	(13)	11	52
Income tax expense (benefit)	—	(38)	9	(16)
Net (loss) income	$(12)	$25	$2	$68

Net (loss) income per common share:

Basic	$(0.21)	$0.43	$0.03	$1.26
Diluted	$(0.21)	$0.42	$0.03	$1.26
Weighted average common shares used in computing net income per common share:
Basic	58.0	58.3	58.2	53.7
Diluted	58.0	58.4	58.3	53.8

Cash dividend per common share	$0.065	$0.065	$0.130	$0.980

RECONCILIATION OF BOOK VALUE PER SHARE EXCLUDING AOCI

(In millions, except per share data)	March 31, 2015	September 30, 2014
Reconciliation to total shareholder's equity:
Total shareholder's equity	$1,710	$1,659
Less: AOCI	408	349
Total shareholder's equity excluding AOCI	$1,302	$1,310

Total shares outstanding	58.7	58.4
Weighted average shares outstanding - basic	58.0	58.3
Weighted average shares outstanding - diluted	58.0	58.4

Book value per share	$29.11	$28.39
Book value per share, excluding AOCI(2)	$22.17	$22.42

RECONCILIATION OF ADJUSTED OPERATING ROE

(In millions)	March 31, 2015	March 31, 2014
Reconciliation to total shareholder's equity:
Total shareholder's equity(3)	$1,710	$1,496
Less: AOCI	408	276
Total shareholder's equity excluding AOCI(3)	$1,302	$1,220

Quarterly AOI(4)	$23	$48
Quarterly Adjusted Operating ROE(2)(3)	7%	16%

Footnotes:

(1)	Fidelity & Guaranty Life’s fiscal year ends on September 30.

(2)	Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.

(3)	Prior year balance has been revised to reflect an immaterial prior year revision. For additional details, see FGL's September 30, 2014 Form 10-K.

(4)	See table on reconciliation of net income to AOI for the 2015 and 2014 fiscal quarters

Non-GAAP Measures
Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable GAAP measures are included herein.
AOI is calculated by adjusting net income to eliminate (i) the impact of net investment gains including OTTI losses recognized in operations, but excluding gains and losses on derivatives hedging our indexed annuity policies, (ii) the effect of changes in the rates used to discount the FIA embedded derivative liability, (iii) the effect of change in fair value of reinsurance related embedded derivative, (iv) the effect of class action litigation reserves and (v) residual net income of distributed subsidiaries we no longer own. All adjustments to AOI are net of the corresponding VOBA, DAC and income tax impact related to these adjustments as appropriate. While these adjustments are an integral part of the overall performance of FGL, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our operations. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.
In the second quarter of 2014, we revised our definition of AOI from a pre-tax basis to an after-tax basis to better reflect the basis on which the performance of our business is assessed internally. AOI now includes interest expense and an effective tax rate of 35.0% is now applied to reconciling items made to net income. All prior periods presented have been revised to reflect this new definition. Additionally, during the second quarter of 2014 we revised our definition of AOI to exclude the effect of class action litigation reserves, net of the corresponding VOBA, DAC and income tax impact related to these adjustments. This change has been reflected in Fiscal 2015 AOI. Lastly, during the second quarter of 2014, we revised our definition of AOI to exclude residual net income of distributed subsidiaries; specifically the portion of Front Street Re (Cayman) Ltd. ("FSRCI") income not already accounted for in the AOI adjustments above. From the inception of the reinsurance treaty on December 31, 2012 through August 9, 2013, FSRCI was a fully consolidated subsidiary of FGL. On August 9, 2013 in preparation for the initial public offering ("IPO"), FGL distributed this subsidiary to its parent company. Adjusting for this distribution provides a better view of the underlying performance of FGL as it is now structured post-IPO.
Net investment spread is the excess of net investment income earned over the sum of interest credited to policyholders and the cost of hedging our risk on FIA policies.
Average assets under management ("AAUM") is the sum of (i) total invested assets at amortized cost, excluding derivatives; and including (ii) related party loans and investments and (iii) cash and cash equivalents at the end of each month in the period divided by the number of months in the period.
Book value per share excluding AOCI is calculated as total stockholders' equity excluding AOCI divided by the total number of shares of common stock outstanding.
Adjusted operating ROE is calculated by dividing AOI by total average equity excluding AOCI. Average equity excluding AOCI is the average of the beginning and ending equity excluding AOCI for the period.
Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. For GAAP purposes annuity sales are recorded as deposit liabilities (i.e. contract holder funds). Management believes that presentation of sales as measured for management purposes enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.
While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.
Conference Call and Financial Supplement Information
This press release and the second quarter 2015 financial supplement will be posted on the company’s website.
Fidelity & Guaranty Life will conduct a conference call on Thursday, May 7, 2015 at 9:00 a.m. Eastern Time to discuss the quarter’s results. Dial-in information for the call is toll-free 1-888-346-2619 (International: 1-412-902-4255). An audio replay will be available until May 28, 2015. The replay access information is toll-free 1-877-344-7529 (International: 1-412-317-0088), conference ID number 10064146. The replay will be available approximately two hours after the completion of the live earnings call.
About Fidelity & Guaranty Life
Fidelity & Guaranty Life, an insurance holding company, helps middle-income Americans prepare for retirement. Through its subsidiaries, the company offers fixed annuity and life insurance products distributed by independent agents through an established network of independent marketing organizations. Fidelity & Guaranty Life, headquartered in Des Moines, Iowa, trades on the New York Stock Exchange under the ticker symbol FGL. For more information, please visit www.fglife.com.
Forward Looking Statements
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding our subsidiaries' ability to pay dividends. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of FGL's management and the management of FGL's subsidiaries (including target businesses). Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of FGL's assumptions and estimates; FGL's and its insurance subsidiaries' ability to maintain or improve financial strength ratings; FGL's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of FGL's reinsurers failing to meet their assumed obligations; restrictions on FGL's ability to use captive reinsurers; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; FGL's ability to protect its intellectual property; the ability to maintain or obtain approval of the Iowa Insurance Department and other regulatory authorities as required for FGL's operations; and other factors discussed in FGL's filings with the SEC including its Form 10-K for the year ended September 30, 2014, which can be found at the SEC's website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. FGL does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

Investor Contact:
Lisa Foxworthy-Parker
Fidelity & Guaranty Life
Lisa.Parker@fglife.com
515-330-3307

Media Contact:
Sard Verbinnen & Co
Jamie Tully or David Millar, 212-687-8080

Source: Fidelity & Guaranty Life